EXHIBIT 99.1

PRESS ANNOUNCEMENT
DATE:           JANUARY 15, 2004
CONTACT:        C. KEITH SWANEY
                (440) 248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND CASH DIVIDEND.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $1,350,000, or $0.21 basic earnings per share and $0.21 diluted earnings per share, for the quarter ended December 31, 2003 as compared to earnings of $2,257,000, or $0.35 basic earnings per share and $0.35 diluted earnings per share, for the prior year comparable period.

Earnings were $4,282,000, or $0.67 basic earnings per share and $0.66 diluted earnings per share, for the six-month period ended December 31, 2003 as compared to $3,944,000, or $0.62 basic earnings per share and $0.61 diluted earnings per share, for the prior year comparable period.

As of December 31, 2003, PVF Capital Corp. reported assets of $687.4 million, a decrease of $56.0 million or 7.5% from the fiscal year ended June 30, 2003. Total stockholders' equity of PVF Capital Corp. was $61.5 million at December 31, 2003. Annualized return on assets and return on equity were 1.21% and 14.21%, respectively, for the six months ended December 31, 2003.

Commenting on the results, Chairman John R. Male stated that, "The reduction in earnings for the quarter is largely attributable to a decline in gains from loan sales, included in non-interest income, which is the direct result of a slowdown in refinancing activities. Those gains are expected to remain soft for at least the rest of the fiscal year."

On December 22, 2003, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share payable on January 30, 2004 to the stockholders of record at the close of business on January 23, 2004.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

PVF CAPITAL CORP.

                                                               30000 Aurora Road
                                                               Solon, OH 44139
                                                               (440) 248-7171

                         SUMMARY OF FINANCIAL HIGHLIGHTS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)

(Dollars in thousands)                            DECEMBER 31, JUNE 30,
                                                     2003       2003
                                                   --------   --------
ASSETS
------
   Cash and cash equivalents                       $  7,701   $ 96,751
   Investment securities                                  0         33
   Loans and mortgage backed securities             647,475    616,240
   Other assets                                      32,226     30,380

                                                   --------   --------
      Total Assets                                 $687,402   $743,404
                                                   ========   ========

LIABILITIES
-----------
   Deposits                                        $475,259   $526,429
   Borrowed money                                   122,102    125,938
   Other liabilities                                 28,502     32,434

                                                   --------   --------
      Total Liabilities                             625,863    684,801
                                                   --------   --------

      Total Stockholders' Equity                     61,539     58,603

                                                   --------   --------
      Total Liabilities and Stockholders' Equity   $687,402   $743,404
                                                   ========   ========

        CONSOLIDATED STATEMENTS OF OPERATIONS
                     (UNAUDITED)

                                                     THREE MONTHS ENDED   SIX MONTHS ENDED
 (Dollars in thousands except per share data)            DECEMBER 31,       DECEMBER 31,
                                                      -----------------   ------------------
                                                        2003     2002      2003      2002
Interest income                                       $ 9,830   $11,299   $19,888   $22,704

Interest expense                                        4,078     5,317     8,388    11,142
                                                      -------   -------   -------   -------

Net interest income                                     5,752     5,982    11,500    11,562

       Provision for loan losses                          192         0       292         0

                                                      -------   -------   -------   -------
Net interest income after provision for loan losses     5,560     5,982    11,208    11,562

Total noninterest income                                  868     1,838     4,179     2,588

Total noninterest expense                               4,362     4,412     8,900     8,214
                                                      -------   -------   -------   -------

Income before federal income tax provision              2,066     3,408     6,487     5,936

        Federal income tax provision                      716     1,151     2,205     1,992

                                                      -------   -------   -------   -------
Net income                                            $ 1,350   $ 2,257   $ 4,282   $ 3,944
                                                      =======   =======   =======   =======

BASIC EARNINGS PER SHARE                              $  0.21   $  0.35   $  0.67   $  0.62
                                                      =======   =======   =======   =======

DILUTED EARNINGS PER SHARE                            $  0.21   $  0.35   $  0.66   $  0.61
                                                      =======   =======   =======   =======